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                                                               Exhibit No. 99.2

                                                  For more information contact:
                                   Rosemary Foreman, Director of Public Affairs
                                           Phone 785.271.3140  Fax 785.271.3111
                                                           www.kcc.state.ks.us.

KCC News Release

Kansas Corporation Commission  1500 SW Arrowhead Road Topeka, Kansas  66604-4027

                                                              Release No. 01-10
                                                     Docket No. 01-WSRE-949-GIE

KCC to investigate Western Resources' transactions

TOPEKA, Kansas, May 8, 2001 - The Kansas Corporation Commission (KCC) today issued an order initiating an immediate investigation into the corporate restructuring by Western Resources, Inc. (Western Resources) and its wholly owned subsidiary, Westar Industries, Inc. (Westar).

The KCC investigation will focus on whether the restructuring would impair Western Resources' ability to fulfill its obligations as a public utility to provide safe and reliable service at fair and reasonable rates. KCC staff will immediately begin to investigate all aspects of the restructuring and the resulting capital structure of the regulated utility company.

This investigation is independent of Western Resources' electric rate case currently before the Commission and will not affect the existing procedural schedule of the rate case.

Western Resources' KPL Division (KPL) and its wholly owned subsidiary Kansas Gas and Electric Company (KGE) are regulated utility companies and provide retail electric service to approximately 636,000 customers. Westar Industries is currently a wholly owned subsidiary of Western Resources. Westar holds all of the unregulated investments of Western Resources including Protection One, Protection One Europe, OneOK, Westar Generating, and various international power projects.

                                      -kcc-